EXHIBIT (13)(d)

YIELDS FOR 30 DAY PERIOD ENDING DECEMBER 31, 1996



  LIT DOMESTIC INCOME YIELD

  7,551.97   DIVIDENDS PAID                        7.29%  yield
    629.33   (1/12TH) DIVIDENDS PAID
     99.22   EXPENSES
 10,000.00   BEGINNING UNITS
 10,000.00   ENDING UNITS
  8.863023   UNIT VALUE AT END OF PERIOD

           2*(((629.23-99.22)/(((10,000+10,000)/2)*8.863023)+1)^6-1)


  LIT GOVERNMENT YIELD

    479.18    DIVIDENDS PAID                       5.23%  yield
               FOR DEC
    100.71   EXPENSES
 10,000.00   BEGINNING UNITS
 10,000.00   ENDING UNITS
  8.783813   UNIT VALUE AT END OF PERIOD

           2*(((479.18-100.71)/(((10,000+10,000)/2)*8.783813)+1)^6-1)